Exhibit 2.1

FOURTH AMENDMENT

TO

SECOND AMENDED AND RESTATED REPURCHASE AGREEMENT

(Two Step)

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED REPURCHASE AGREEMENT (TWO STEP), dated as of January 1, 2015 (this “Amendment”), is entered into by and between THE TORO COMPANY, a Delaware corporation (“Seller”), and RED IRON ACCEPTANCE, LLC, a Delaware limited liability company (“Red Iron”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Repurchase Agreement (as hereinafter defined).

RECITALS

A.                                    Seller and Red Iron are parties to that certain Second Amended and Restated Repurchase Agreement (Two Step), entered into as of October 29, 2010, as amended by the First Amendment to Second Amended and Restated Repurchase Agreement (Two Step), dated as of December 12, 2011, and the Second Amendment to Second Amended and Restated Repurchase Agreement (Two Step), dated as of June 6, 2012 and the Third Amendment to Second Amended and Restated Repurchase Agreement (Two Step), dated as of December 31, 2013 (as so amended, the “Repurchase Agreement”).

B.                                    The parties hereto have agreed to amend the Repurchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                                      Amendment.  Subsection 2(e)(3)(ii) (the second of three limits to Toro’s Challenged Dealer Recourse Obligations to Red Iron) of the Repurchase Agreement is amended and restated in its entirety as follows:

“(ii) the aggregate amount of Challenged Dealer Recourse Obligations fully and finally paid hereunder to Red Iron exceeds twenty percent (20%) of Average Receivables for the most recently completed twelve month period; or “

2.                                      Affirmation of Repurchase Agreement; Further References.  The parties hereto each acknowledge and affirm that the Repurchase Agreement, as hereby amended, is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the Repurchase Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect.  All references in any document or instrument to the Repurchase Agreement

(including references in the Repurchase Agreement to the terms thereof) are hereby amended to refer to the Repurchase Agreement as amended by this Amendment.

3.                                      Entire Agreement.  This Amendment, on and after the date hereof, contains all of the understandings and agreements of whatsoever kind and nature existing among the parties with respect to this Amendment, the subject matter hereof, and the rights, interests, understandings, agreements and obligations of the parties pertaining to the subject matter hereof with the effect that this Amendment shall control with respect to the specific subjects hereof.

4.                                      Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, and this Amendment shall be effective, as of the day and year first above written.

THE TORO COMPANY

By:	/s/ Renee J. Peterson
Name: Renee J. Peterson
Its: Vice President, Treasurer and Chief Financial Officer

RED IRON ACCEPTANCE, LLC

By:	/s/ Mark J. Wrend
Name: Mark J. Wrend
Its: Manager

Fourth Amendment to Second Amended and Restated Repurchase Agreement